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                                                                    EXHIBIT 21.1

                         INFOUSA INC. AND SUBSIDIARIES
                    SUBSIDIARIES AND STATE OF INCORPORATION

American Business Communication, Inc. ......................    Delaware
BMI Medical Information, Inc. ..............................    Delaware
County Data Corp............................................     Vermont
American Business Information Marketing, Inc. ..............    Delaware
CD-ROM Technologies.........................................    Delaware
Contacts Influential, Inc. .................................    Delaware
InfoUSA Inc. ...............................................    Delaware
Database America Companies, Inc. ...........................  New Jersey
Database Holdings, Inc. ....................................    Delaware
Walter Karl, Inc. ..........................................    New York
List Maintenance Corp.......................................    New York
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